ITEM 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS

A Meeting of the Board of Trustees (the "Trustees") of Federated Insurance Series was held on May 19, 1999.

After full discussion, on motion duly made and seconded, the Trustees unanimously, and without shareholder approval, authorized and approved the addition of a non-fundamental investment policy of Federated Fund for U.S. Government Securities II (the "Fund") as follows:


	"The Fund may invest up to 35% of its assets in investment grade non-governmental mortgage backed securities."